AMENDMENT NO. 4 TO
STOCK PURCHASE AGREEMENT

This Amendment No. 4 (this “Amendment”), dated as of April 18, 2011, to the Stock Purchase Agreement (as defined below) is made among Asia Entertainment & Resources Ltd. (f/k/a CS China Acquisition Corp.), a Cayman Islands corporation (the “Company”), Asia Gaming & Resort, Ltd. (“AGRL”), a Hong Kong corporation, and Spring Fortune Investment Ltd (“Spring Fortune”), a British Virgin Islands corporation. All capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement, as amended.

WHEREAS, the Company, AGRL and Spring Fortune entered into a Stock Purchase Agreement dated October 6, 2009, as amended on November 10, 2009, December 9, 2009, and January 11, 2010 (as amended, the “Stock Purchase Agreement”);

WHEREAS, the Company, AGRL and Spring Fortune wish to amend Schedule 1.7(a)(Revised) to the Stock Purchase Agreement, relating to the issuance of Incentive Shares.

In consideration of the mutual covenants contained in this Amendment, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the undersigned agree as follows:

1.           Section 1.7(b). Section 1.7(b) of the Stock Purchase Agreement is hereby amended and restated as follows:

In addition to Incentive Shares issuable to the Shareholder pursuant to Section 1.7(a), for each of the years from 2009 through 2012, inclusive, during which the Company has Adjusted Net Income equal to or greater than the amounts set forth below for such year, Purchaser shall issue to the Shareholder Five Hundred Thirty Thousand (530,000) shares of Purchaser Stock:

2009 -	$29,000,000

2010 -	$60,000,000

2011 -	$78,000,000

2012 -	$94,000,000

2.           Schedule 1.7(a)(Revised). Schedule 1.7(a)(Revised) to the Stock Purchase Agreement is hereby amended to replace the incentive targets for 2011 and 2012 as follows:

Year	Incentive Target	Incentive Shares
2011	$65,000,000 and above	2,573,000
2012	$78,000,000 and above	2,573,000

3.           Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

4.           Modification.  This Amendment shall not be modified or waived except by an instrument in writing signed by the party against whom any such modification or waiver is sought.

5.           Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. Facsimile execution and delivery of this Amendment is legal, valid and binding execution and delivery for all purposes.

6.           Severability. Each provision of this Amendment shall be considered separable and, if for any reason any provision or provisions hereof are determined to be invalid or contrary to applicable law, such invalidity or illegality shall not impair the operation of or affect the remaining portions of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

ASIA ENTERTAINMENT & RESOURCES LTD.

By:	/s/ Leong Siak Hung
Name: Leong Siak Hung
Title: Director and Chief Executive Officer

ASIA GAMING & RESORT, LTD.

By:	/s/ Vong Hon Kun
Name: Vong Hon Kun
Title: Director

SPRING FORTUNE INVESTMENT LTD

By:	/s/ Lam Man Pou
Name: Lam Man Pou
Title: Director

Amendment No. 4 to Stock Purchase Agreement